Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer.  I’d like to welcome you to our third quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC.

So with that, I’ll turn the call over to Martin Schroeter.

Overview

Thanks Patricia.  In the third quarter, we delivered $19.2 billion of revenue, operating pre-tax income of $3.6 billion, and operating earnings per share of $3.30. Our revenue trajectory improved, and revenue was roughly flat year to year. This includes a modest benefit from currency, and so we were down one percent at constant currency, which is two points better than last quarter’s growth rate.  Our gross and pre-tax margins again improved sequentially, and we again had good free cash flow performance.

With this performance, we continue to expect at least $13.80 of operating EPS for 2017, and free cash flow consistent with last year.

From a geographic perspective, our trajectory improvement was broad-based, and from a segment perspective, we had significant improvement in Cognitive Solutions and in Systems.  Cognitive Solutions grew year to year, led by security, IOT, and our analytics and cognitive offerings, as well as growth in our Transaction Processing Software.  So broad-based improvement across Cognitive.  In Systems, we had strong growth driven by the third consecutive quarter of growth in storage, and a solid launch of our new z14 mainframe, which was available for the last two weeks of the quarter.  And in services, the revenue performance in both Global Business Services and Technology Services and Cloud Platforms was very similar to the second at constant currency.  We had good signings performance this quarter, which were up year to year in both segments, including strong double-digit growth in GTS signings.

A Cognitive Solutions & Cloud Platform Company

Across our segments, our strategic imperatives revenue was up 11 percent, or 10 percent at constant currency, with strong double-digit growth in cloud and security.  While there’s not much difference between our constant currency and reported revenue rates this quarter, I’ll continue to focus on constant currency growth rates throughout.  The revenue performance in the quarter is pretty much all organic. Revenue from our strategic imperatives over the last twelve months was also up 10 percent to $34.9 billion, and now represents 45 percent of IBM.

We’re embedding cloud and cognitive capabilities across our business, and our strategic imperatives, as we’ve said, are a signpost of the progress we’re making in helping our enterprise clients to extract value from data, and become digital businesses.  And so our strategic imperatives aren’t separate businesses, but a view of the revenue across our segments that provide our clients with analytics, cloud, security, mobile and social capabilities.

This quarter our Cloud revenue was up 20 percent and over the last twelve months has grown to a $15.8 billion revenue base, which represents 20 percent of IBM’s revenue.  Our as-a-Service revenue was up 24 percent in the third, and we exited the quarter with a $9.4 billion annual run rate.  We’re able to drive these results because we’re focused on helping our enterprise clients transform their IT.  Keep in mind the IBM Cloud is built for the enterprise.  It is the only cloud that integrates public, private, multi-cloud and traditional data centers through a single architecture and is designed for cognitive workloads.

So as our clients look to use AI to extract value from data, Watson on the IBM Cloud is the AI platform for business, differentiated by vertical domain depth and in how it protects our clients’ data and insights.  Because for enterprises, data matters, and industry matters.  And that’s why we’ve built industry-specific cloud-based cognitive solutions in areas like oncology and life sciences in Watson Health, and risk and compliance in Watson Financial Services. They address new opportunity areas outside of traditional IT.  Our analytics revenue includes these new vertical businesses, as well as established horizontal offerings, like DB2, that are being transformed, are high value, and play a critical role in our clients’ environments.  In total, analytics revenue was up five percent this quarter to nearly $5 billion.  So this business is large, and it’s growing.

In security, we have recently embedded cognitive into many of our offerings.  This quarter, across our segments, security grew about 50 percent, driven by our security software solutions, and strong demand for the pervasive encryption capabilities in our new z14.  The mainframe is a great example of a core platform that we’ve continually modernized, and now with new capabilities like machine learning on z and pervasive encryption, it’s been reinvented again for the cognitive and cloud era, as well as an ideal platform for blockchain.

As we build and scale new businesses, partnerships and ecosystems play a critical role.  And so in the third quarter, we continued to launch new blockchain partnerships and networks, including an initiative with a group of leading food retailers and suppliers including Walmart, Kroger, Dole, Nestle and Unilever to address food safety.  And we’re partnering with UBS and several global banks to build a blockchain-based platform to support trade finance.  In the area of big data, in partnership with Hortonworks, we announced new capabilities that allow data scientists to do big data analytics using IBM products on the Hortonworks data platform.   And in the third quarter we formed a new partnership with MIT to create the MIT-Watson AI lab.  We’ll mobilize the talent of more than 100 AI scientists, professors and students to advance AI hardware, software and algorithms, and increase AI’s impact on industries and enterprises.

So across our business, we’re embedding cloud and cognitive capabilities into our offerings, which is fueling the shift to strategic imperatives.  In many cases we’re building new businesses that address new markets, while in others we’re investing to reinvent existing businesses with these same technologies.  This is what you see in our revenue and profit dynamics.  So now, let me move on to our financial metrics for the quarter.

Key Financial Metrics

Our revenue was $19.2 billion, and when you look at our revenue performance by geography, we had sequential improvement in the year-to-year performance in all three major geographic regions, so as I said earlier, broad-based improvement.  EMEA revenue performance improved three points from last quarter, to down one percent in the third.  We had year-to-year growth in Germany, France, Italy and Spain, mitigated by declines in the UK.  We recently signed large services engagements to provide cloud and digital services to clients in the UK, Germany and Spain.  I’ll touch on a couple of them later.  Our Asia Pacific revenue growth improved nearly four points and was up two percent year to year, with good growth in Japan and China.  The Americas year-to-year performance improved nearly a point, driven by the US.

Looking at our margin performance, our gross margin was down 40 basis points year to year, which is another significant sequential improvement. Last quarter we talked about the margin dynamics for the second half, and we said we’d get some improvement from mix and from productivity, which we did.  And we said the impact from investments would moderate.  So our margin came in as we said.

Our operating expense was down one percent versus last year, with little impact from currency and acquisitions this quarter.  Our expense dynamics reflect the continued efficiency we’re driving in our underlying spending base, while continuing to invest to build and reinvent our platforms and solutions.  Included within the one percent reduction, we had about $220 million less IP income year to year, and absorbed an impact of about $100 million year to year in SG&A associated with some commercial disputes.

Our operating pre-tax profit was $3.6 billion and pre-tax margin was 18.8 percent, which is down just 20 basis points year to year, and up sequentially.

Our tax rate for the quarter reflects an ongoing operating effective tax rate of just under 15 percent, consistent with last quarter, and we had no discrete tax items in the quarter.

On the bottom line, our Operating EPS was $3.30, essentially flat year to year.

We generated two-and-a-half billion dollars of free cash flow, which is similar to last quarter and last year’s third quarter, and we continue to expect our free cash flow for the full year to be relatively flat year to year.

Over the last twelve months, our free cash flow of nearly $11 billion was 96 percent of our GAAP net income, and supports both a high level of investment and shareholder returns.

Cognitive Solutions Segment

Now turning to our segments, Cognitive Solutions revenue was up three percent, and pre-tax income was up five percent, so better than balanced performance this quarter.  Both Solutions Software and Transaction Processing Software grew three percent and we had growth in both our annuity content and our transactional businesses.  Within our annuity content, our SaaS offerings had double-digit growth in revenue and signings again this quarter. And we also had continued growth in our software services, which support our solutions offerings through industry and product expertise.  We also had good software transactional performance, as clients commit to the platform for the long term.  Our Cognitive Solutions revenue growth is driven by organic performance, as we’ve wrapped on most of our acquisitions.  And we continue to invest to combine organic and acquired content to build cloud-based cognitive offerings.

Within Solutions Software, growth was led by offerings in security and analytics.  Our analytics growth was broad-based, including Business Intelligence & Data Discovery, where we had triple-digit SaaS growth led by Cognos Analytics.  We also had strong growth in data warehousing, where we’re continuing to reinvent these offerings.  For example, in September we launched our new unified data system which leverages our DB2 technology and is built on IBM Power.

Also in analytics, we had strong growth again this quarter in Watson, our Enterprise AI platform.  Conversation API usage again had strong double-digit growth quarter to quarter.  Clients have embedded cognitive into their workflows and are seeing compelling returns. For example, in January, the Royal Bank of Scotland launched Cora, leveraging both our conversation and discovery services.  Cora now deflects nearly half of the calls from traditional channels while improving customer experience, significantly cutting down waiting times and freeing up time for call-center staff to deal with more complex problems.

And we are benefitting from Cognitive ourselves. IBM’s client support teams use Watson to help drastically reduce response time on more than three-and-a-half million service requests per year.  Watson is trained on 7,000 IBM products and provides instant resolutions, based on what it has learned from previous similar requests.  Watson has contributed to a 30 percent reduction in problem determination time across our Technical Support Services business.

We’re embedding cognitive into our Security offerings as well.  Security software grew double digits this quarter, and this is clearly a hot market for us.  We had strong growth across our security portfolio in areas such as endpoint protection, incident response and security intelligence, with offerings like Resilient and QRadar.  Our clients using QRadar Advisor with Watson are seeing measurable results.  For example, clients found threats 60 times faster than manual investigations, and complex analysis went from an hour to less than a minute.  As you would imagine, nothing matters more than time in these situations.  Acceleration in the number of cyber security threats, the increasing requirements of regulatory compliance, including the upcoming GDPR, or General Data Protection Regulation, and our collaboration with Cisco and other partners on threat intelligence drove strong demand this quarter.

Looking at IoT, our revenue was up double digits this quarter.  We introduced new offerings like IoT for Connected Products, as well as key enhancements around security and risk management.  We signed nearly 40 new clients to the IoT Platform, including a shipping logistics provider, a global electronics components distributor, and a leading provider of wireless networking solutions.  And the number of developers grew at a strong double-digit rate.

As we have said, an industry lens is key to our cognitive strategy and this quarter, Watson Health continued to drive double-digit growth, with strength in Government, Oncology and Life Sciences, similar to last quarter.  We continued to expand the number of patients touched by Watson across our global ecosystem, as well as expand the number of countries.  We also had strong growth in Watson Financial Services, as clients look to evolve their financial systems to make better-informed risk and compliance decisions, as well as modernize their core systems, like their payment gateways.

Turning to Transaction Processing Software, we had a strong quarter, with revenue up three percent reflecting our clients’ ongoing long-term commitment, and the value our platform provides to them.  This portfolio predominately runs on-premise, mission critical workloads in industries like banking, airlines and retail running on z Systems.

So, for the Cognitive Solutions segment, we’re embedding cognitive, scaling platforms, and building high value vertical solutions.  We grew revenue in the quarter, which drove total IBM software revenue growth, and we expanded the Cognitive Solutions pre-tax income margin.

Global Business Services Segment

Global Business Services delivered $4.1 billion of revenue this quarter.  The year-to-year performance is similar to last quarter, as we continue to transform the business.  We’re investing to shift our practices to where we see the opportunity, which is around digital, cognitive, cloud, and automation.  Over the last two-and-a-half years, we’ve added tens of thousands of resources to these areas.  We grew double digits in our strategic imperatives, and overall GBS signings grew for the third consecutive quarter.  With modest growth in signings, it takes time for our progress to be reflected in revenue and profit.

Consulting revenue grew one percent, led by our digital strategy and iX platform, which is up over 40 percent. The consulting backlog also returned to growth this quarter.  IBM iX is helping clients digitally reinvent themselves. IBM iX was an early mover in the digital space, and we have built a global network where clients can co-create with us.  We now have 36 studios around the world, which gives us unmatched reach.  We recently announced the intention to acquire Vivant, a digital agency based in Australia.  This adds to the acquisitions we did last year in Europe and North America to bring in new skills and rapidly expand our global iX capabilities.

We’re also leveraging strategic partnerships and investing in emerging technologies.  In the third quarter we signed a five-year collaboration with Volkswagen to develop new mobility services that will utilize our cloud and cognitive capabilities to create highly personalized digital experiences for drivers.  We also launched our blockchain services practice that will include more than 1,500 consultants who can help enterprises implement blockchain-enabled business models.

Application Management revenue declined three percent.  We grew in the practices that help clients implement new cloud-centric architectures in their critical applications.  We’re leveraging our incumbency to modernize their application suites by implementing cloud-based microservices, and helping them build cloud-native applications into their environments.  Overall performance was impacted by areas that are not as differentiated, where we are seeing pricing pressure and driving productivity for our clients.

Turning to profit, our Global Business Services gross profit margin decline was similar to last quarter.  The GBS PTI margin of 10.8 percent is up three points sequentially, and the year-to-year performance improved by over a point.  The GBS margin has been impacted by the investments we’re making to drive our transformation.  We are acquiring to bring in important new skills and scale them across the organization.  We are investing in the enablement of our practitioners, shifting resources to new areas, while also hiring top talent.  The margin dynamics also reflect pricing and profit pressure in the more traditional IT services, such as back-office implementations of on-premise applications and parts of the Global Processing Services business.  As we go forward, we are focused on improving our productivity with a streamlined practice model and new project management approaches.

So in summary for GBS, the revenue and profit trajectory was similar to last quarter.  Consulting returned to growth while Application Management decelerated.  We continue to grow in our practices around cloud, analytics, and mobility services, and we’re investing in our skills to continue to drive our GBS transformation.

Technology Services and Cloud Platforms

Technology Services and Cloud Platforms generated eight-and-a-half billion dollars of revenue, with year-to-year performance similar to last quarter.  We continue to grow revenue double digits in our strategic imperatives, led by cloud.  The annual as-a-service run-rate for the segment is now $6.2 billion.  With good momentum in our cloud offerings, we grew overall GTS signings by over 25 percent.  Our total services backlog trajectory improved by two points compared to last quarter as we returned to backlog growth in Infrastructure Services.  GTS continues to be the market share leader, and is nearly two-times the size of our largest competitor.

Looking at the lines of business, Infrastructure Services revenue was down five percent.  This reflects the fact that we haven’t yet wrapped on the year-to-year headwinds that we talked about earlier this year, and we’re not yet yielding the full benefit from some of the new contracts we signed in the first half.  In addition, we’re shifting away from some lower value work.  We had strong signings performance in Infrastructure Services this quarter, as clients look to implement hybrid cloud environments.  They turn to the IBM Cloud because it’s designed for data, AI, and security, and it’s the only cloud that integrates public, private, multi-cloud, and legacy data centers through a single architecture.  For example at BBVA, the second largest bank in Spain, we signed an agreement to transform their current infrastructure.   This will create the foundation for them to move ahead with their cloud strategy.  We’ll work with BBVA to optimize their infrastructure while enabling them to maintain control of their data and operations.

Technical Support Services revenue was down two percent.  We’re focused on driving our multi-vendor support offerings, which provide our clients with a single source of expertise and visibility across different vendor solutions.  For example, we are working with HSBC to support data center maintenance of banking locations across 60 countries.  In the US, we are providing an integrated solution to Walgreens that includes retail analytics and IBM Cloud infrastructure to improve the efficiency of field service support at over 8,100 drug stores nationwide.  And in South Korea, we’re deploying a multi-vendor support solution with Hana Financial Group to standardize the IT maintenance systems at three of Hana’s subsidiary groups.

Looking at the software content within the segment, Integration Software revenue was down three percent.  And within that, we continue to have strong growth in SaaS across the portfolio, as we help our clients implement hybrid cloud environments.  This was offset by declines in areas like on premise DevOps and IT service management.

Turning to profit, gross profit margin for Technology Services and Cloud Platforms was down one point year to year, consistent with last quarter’s performance.  The PTI margin of 13.8 percent is up two points sequentially, and the year-to-year performance is also about two points better than last quarter.  We’re yielding savings from actions we’ve taken and we continue to focus on delivering productivity to our clients.  We’re investing to expand our cloud infrastructure, which is currently impacting our margin.  With nearly 60 cloud centers across 19 countries, the IBM Cloud provides our clients with the flexibility to store data however and wherever they choose. We are also focused on scaling the IBM Services Platform with Watson that we announced in July.  This is a delivery platform that is designed to identify and predict potential problems and self-heal.  The platform will redefine service delivery and quality, providing significant competitive advantages to our clients.

So to summarize Technology Services and Cloud Platforms, the revenue and profit declines this quarter were similar to last quarter.  We continue to see momentum in cloud, grew signings double digits, and improved our services backlog year-to-year performance. We’re continuing to invest in our cloud infrastructure, and we are transforming our services delivery platform with Watson.

Systems Segment

In Systems, we had a strong quarter with double-digit revenue growth and margin expansion.  Performance was driven by a combination of strong z14 acceptance, and growth in Storage.  Power declined, consistent with where we are in that product cycle.  Our Systems margin was up year to year and sequentially, as mainframe and storage margins grew, while Power margin was flat.

IBM Z revenue grew 62 percent year to year on 33 percent MIPS growth, and margins expanded after a successful launch of the z14 program in mid-September.  This success is due to the strong demand for technology that helps address the growing threat of global data breaches, and the need to operate within regulated environments. Our new z14 mainframe, with its unprecedented encryption capabilities, encrypts all data associated with any application, cloud service or database all the time, without the possibility of human intervention.  And that’s with no application change, and no performance impact.  So, the appeal is obvious, and we had good traction across a broad mix of industries and geographies.  And across the z platform, we are addressing emerging workloads in areas like Blockchain, machine learning, and new payment systems.  For example, when banks are trying to figure out how to manage new requirements within the EU’s payment modernization initiative, they come to us.  Given the critical nature of the European financial services backbone, IBM Z provides the necessary reliability, scalability and security, and that’s why we had key wins in instant payments this quarter.

The Power revenue was down eight percent year to year, driven by declines in UNIX, though UNIX high-end systems grew again.  We continue to have good growth in Linux, and with double-digit growth in Linux workloads, Linux-on-Power now represents over 20 percent of our Power portfolio. Later this quarter, we will deliver our next-gen POWER9 to market, starting with two US Department of Energy supercomputing centers.  This is strong evidence of the importance of Power to the high-performance computing market.  And we will roll out commercial POWER9 solutions throughout 2018.  So in an era of cognitive and AI, where data is fundamental to our enterprise clients, Power is demonstrably better for Linux machine learning and deep learning workloads, the workloads of the future.  And that’s why we’re committed to the Power platform.

Storage hardware was up four percent and as I said earlier, this is the third consecutive quarter of storage revenue growth.  We had growth across our major hardware product areas, including in key midrange and high-end product lines, which grew double digits.  Our all-flash array offerings once again grew strong double digits, in line with the high-growth market.  And our Storage software, which is reported in Cognitive Solutions, also had double-digit growth in Software Defined Storage, reflecting the shift in value to software.

So to summarize Systems, our year-to-year revenue grew double-digits and gross and pre-tax margins expanded, with strong performance in z Systems.  This reflects our focus on continually reinventing this portfolio to address new workloads.

Cash Flow and Balance Sheet Highlights

Turning to cash flow and the balance sheet, we had another good quarter.  We generated $3.3 billion of cash from operations, excluding our financing receivables.  After nearly $800 million in capital investments, we delivered two-and-a-half billion of free cash flow, and that’s up modestly, reflecting strong working capital performance and lower workforce rebalancing payments, as well as higher cash taxes year to year.

We’re continuing to convert our net income to free cash flow at a high rate, with our free cash flow realization at 96 percent over the last twelve months.

Through the first three quarters of the year, we’ve generated $6.2 billion of free cash flow, which is down just under $800 million.  You’ll recall that in the first quarter, our free cash flow was down $1.2 billion year to year, driven entirely by the foreign cash tax refund we received last year.  Now, with free cash flow growth in the second and third quarters, we’ve reduced the year-to-year decline.  As we generate profit consistent with our EPS guidance, and with a tailwind in both our workforce rebalancing payments and cash taxes in the fourth quarter, we continue to expect our full year free cash flow to be relatively flat year to year.

In terms of uses of cash, over the last nine months, we’ve returned $7.8 billion to our shareholders, including $4.1 billion in dividends, and $3.7 billion to buy back almost 23 million shares.  At the end of the third quarter, we had 926 million shares outstanding, and a billion-and-a-half remaining in our buyback authorization.

Looking at the balance sheet, we continue to have the strength and flexibility to support our business over the long term.  We ended the quarter with eleven-and-a-half billion in cash, and total debt was $45.6 billion. Both are higher than year-end, driven by the timing of our term debt issuances.  About two-thirds of our debt was in support of our financing business, and includes our first public debt issuance of $3 billion in the third quarter out of our newly reorganized financing entity.  This business continues to be leveraged at a debt-to-equity ratio of 9 to 1.

The credit quality of our financing receivables remained strong at 52 percent investment grade.  That’s flat versus December, and a point better than a year ago.  And as always, we’ve included more information on our financing business in the supplemental charts in the back-up.

Summary

So now let me wrap up with a quick summary of the third quarter, and some comments on considerations for the fourth.

Ninety days ago, I talked about planting the flag to mark the beginning of an improvement of the trajectory of our business, which would result in a second half that was improved over the first.  Now in the third quarter, we’ve improved our year-to-year revenue and margin trajectory.  This was led by strong performance in our Cognitive Solutions and Systems segments.  And our strategic imperatives revenue across our segments grew at 10 percent, reflecting our success in embedding cognitive and cloud into more of what we offer.

As we look to fourth quarter, as always we’ve got a range of scenarios, especially when you consider the typical large transactional base in our fourth quarter.  Last year, we increased revenue by two-and-a-half billion dollars from third to fourth quarter.  This year we’d expect stronger sequential performance, due in part to the mainframe cycle, so perhaps three to four hundred million more, and of course that quarter to quarter will depend on currency too.

Now looking at gross margin, we’ve had good progression over the last couple of quarters, driven by mix and some moderation in the headwinds from investments.  In the fourth quarter, again we have a number of scenarios, but all are consistent with the sequential improvement we’ve seen over the last few years, so an increase of two-and-a-half to three-and-a-half points in gross margin from third to fourth quarter.

For expense, we’ve been driving efficiency in our spend base, and we’ll continue to do that, but keep in mind that with a weaker dollar, currency hedges will impact the expense line.  And regarding IP income, we have a great list of opportunities and we expect to close some of them, but as always, we’re certainly not relying on all of them.

And then finally let me comment on tax.  As we’ve discussed in the past, our tax rate reflects our mix of business, both country and product mix.  As we enter the fourth quarter with a seasonally large transaction base, we continue to see an ongoing operational tax rate of 15 percent, plus or minus three points as the right range, and as you know, that’s not changed since we provided EPS guidance back in January.  Remember we widened the range in 2017 because of the tax reform discussions currently underway at a political level.  In common with many companies, those tax reform discussions could still result in IBM taking planning actions this year.  We also may have discrete tax items in the fourth quarter, at this point we don’t know if, or how much, and then how much will be absorbed by other actions.  However, as we sit here today entering the fourth quarter, our views on tax remain unchanged.

So you put all of this together, and we continue to expect to deliver at least $13.80 of operating earnings per share for 2017, and as I mentioned earlier, free cash flow that is consistent with last year.

And with that, we’ll take your questions.

Closing

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.  First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, as always I’d ask you to refrain from multi-part questions.

So operator, let’s please open it up for questions.